Exhibit 99.1

NEWS RELEASE

Contact:

Dhaval Patel

732.501.9657

dhaval.patel@pactivevergreen.com

Pactiv Evergreen Reports Second Quarter 2021 Financial Results

Volume recovers from 2020 COVID-19 Impact. Inflation continues to pressure cost structure.

LAKE FOREST, Ill., (August 4, 2021) – Pactiv Evergreen Inc. (“Pactiv Evergreen” or the “Company”), today reported results for the second quarter 2021 ended June 30, 2021.

Michael King, Chief Executive Officer of Pactiv Evergreen, “As indicated in our last earnings call, the second quarter saw continued volume recovery across all of our segments but inflation on raw materials, transportation and labor and the residual effects from Winter Storm Uri led to higher costs of goods sold in Q2 2021. I am very proud of our team as they remain focused on servicing our customers despite the current environment and helped deliver solid results for the quarter.”

King continued, “Volume recovery was exceptionally strong in our Foodservice and Beverage Merchandising segments with 33% and 13% growth, respectively, compared to 2Q20, while the Food Merchandising segment realized 4% volume growth against a tough comparison in 2Q20. In addition to our focus on driving continued volume recovery and business improvement, we also recently announced a number of actions in the past few weeks to better position the Company for the future. On July 20th, we announced a commitment agreement with Massachusetts Mutual Life Insurance Company that will effectively reduce our gross pension plan liabilities by approximately $950 million. The transfer of these obligations to Massachusetts Mutual Life Insurance Company will be funded from existing plan assets. Additionally, on July 28th, we announced Pactiv Evergreen will exit the coated groundwood paper business by the end of 2021. We believe these actions will help reduce variability while increasing future cash generation. Looking ahead, we continue to work on our Pactiv Evergreen Next Gen program and will provide more details in the coming months. Finally, we are pleased to announce that Byron Racki will join Pactiv Evergreen as President of our Beverage Merchandising business unit, effective August 16, 2021. Byron brings more than 20 years of business leadership experience within the paper manufacturing industry, most recently at Neenah, Inc.”

Second Quarter 2021 Financial Highlights:

•

Net Revenues of $1,352 million for the second quarter of 2021 were up 22% compared to $1,107 million in the prior year period with 18% volume improvement, 3% growth due to price/mix and a 1% FX benefit

•

Net Income from continuing operations of $8 million for the second quarter of 2021 compared to net loss of $18 million in the prior year period. Net income (loss) from continuing operations included certain significant and/or unusual items that are not necessarily representative of underlying operational performance as discussed in more detail below

•

Adjusted EBITDA[1] from continuing operations of $130 million for the second quarter of 2021 compared to $127 million in the prior year period. Adjusted EBITDA[1] for the second quarter of 2021 includes $11 million in additional costs incurred related to the impact of Winter Storm Uri

[1]	Adjusted EBITDA is a non-GAAP measure. Refer to the discussion on non-GAAP financial measures and reconciliation included in this press release.

Second Quarter 2021 Results

Net revenues in the second quarter of 2021 were $1,352 million compared to $1,107 million in the prior year period. The increase was primarily due to higher sales volume within our Foodservice and Beverage Merchandising segments, largely due to higher demand as the economy continues to recover from the COVID-19 pandemic, as well as favorable pricing, primarily due to higher material costs passed through to customers within our Foodservice and Food Merchandising segments.

Net income from continuing operations was $8 million in the second quarter of 2021 compared to a net loss of $18 million in the second quarter of 2020. The change was primarily driven by lower interest expense of $44 million, driven by lower average debt outstanding in the current year quarter and lower foreign exchange losses on cash of $55 million. These items were partially offset by a $48 million change in income taxes, primarily attributable to changes in the Company’s valuation allowance associated with deferred interest deductions in the prior year period, and lower gross profit, primarily due to higher material costs, net of higher costs passed through to customers.

Adjusted EBITDA1 was $130 million in the second quarter of 2021 compared to $127 million in the second quarter of 2020. The increase was primarily due to higher sales volume, due to the continued economic recovery from the COVID-19 pandemic, as well as favorable pricing, mostly offset by higher material costs, net of higher costs passed through to customers, higher logistics costs and higher manufacturing costs in Beverage Merchandising.

Segment Results (compared to the second quarter of 2020)

Foodservice

	For the Three Months Ended June 30,				Components of Change in Net Revenues
	2021	2020	Change	% change	Price/Mix	Volume	FX
Total segment net revenues	$571	$405	$166	41%	7%	33%	1%
Segment Adjusted EBITDA	$62	$33	$29	88%
Segment Adjusted EBITDA Margin	11%	8%

The increase in net revenues was primarily due to higher sales volume due to the market recovery from the COVID-19 pandemic, as well as favorable pricing, primarily due to higher material costs passed through to customers.

The increase in Adjusted EBITDA was primarily due to higher sales volume, partially offset by higher logistics costs and higher material costs, net of higher costs passed through to customers.

Food Merchandising

	For the Three Months Ended June 30,				Components of Change in Net Revenues
	2021	2020	Change	% change	Price/Mix	Volume	FX
Total segment net revenues	$388	$348	$40	11%	6%	4%	1%
Segment Adjusted EBITDA	$59	$61	$(2)	(3)%
Segment Adjusted EBITDA Margin	15%	18%

The increase in net revenues was primarily driven by favorable pricing and higher sales volume due to the market recovery from the COVID-19 pandemic.

The slight decrease in Adjusted EBITDA was primarily due to higher logistics costs and higher manufacturing costs, mostly offset by higher sales volume.

Beverage Merchandising

	For the Three Months Ended June 30,				Components of Change in Net Revenues
	2021	2020	Change	% change	Price/Mix	Volume	FX
Total segment net revenues	$387	$348	$39	11%	(3)%	13%	1%
Segment Adjusted EBITDA	$15	$38	$(23)	(61)%
Segment Adjusted EBITDA Margin	4%	11%

The increase in net revenues was primarily due to higher sales volume due to the market recovery from the COVID-19 pandemic, partially offset by unfavorable pricing and customer mix.

The decrease in Adjusted EBITDA was primarily driven by higher manufacturing costs, higher material costs, higher logistics costs and unfavorable pricing and customer mix, partially offset by higher sales volume.

Year to Date Financial Results (six months ended June 30, 2021):

•	Net Revenues of $2,516 million for the six months ended June 30, 2021 compared to $2,319 million in the prior year period
•

Net Loss from continuing operations of $3 million for the six months ended June 30, 2021 compared to net income of $115 million in the prior year period. Net loss (income) from continuing operations included certain significant and/or unusual items that are not necessarily representative of underlying operational performance as discussed in more detail below

•

Adjusted EBITDA[1] from continuing operations of $207 million for the six months ended June 30, 2021 compared to $272 million in the prior year period. Adjusted EBITDA[1] for the six months ended June 30, 2021 includes additional costs incurred related to the impact of Winter Storm Uri, the continued impact from COVID-19 and incremental costs from a cold mill outage

Net revenues for the six months ended June 30, 2021 were $2,516 million compared to $2,319 million in the prior year period. The increase was primarily due to higher sales volume within our Foodservice segment, largely due to higher demand as markets continue to recover from the COVID-19 pandemic, as well as favorable pricing, primarily due to higher material costs passed through to customers, within our Foodservice and Food Merchandising segments.

Net loss from continuing operations was $3 million for the six months ended June 30, 2021 compared to net income of $115 million in the prior year period. The decrease was primarily driven by significant and/or unusual items including a lower income tax benefit of $124 million driven primarily by the impacts of the CARES Act in the prior year, including a $90 million benefit from retroactive provisions lowering our taxable income for the year ended December 31, 2019, and lower gross profit due to higher material costs, net of higher costs passed through to customers, and higher manufacturing costs. These decreases were partially offset by lower interest expense of $104 million driven by lower average debt outstanding in the current year period.

Adjusted EBITDA1 was $207 million for the six months ended June 30, 2021 compared to $272 million in the prior year period. The decline was primarily due to higher manufacturing costs in Beverage Merchandising driven by the impact of Winter Storm Uri along with the additional impact from a cold mill outage, as well higher material costs, net of higher costs passed through to customers. These decreases were partially offset by higher sales volume and favorable pricing. Adjusted EBITDA for the six months ended June 30, 2021 included $50 million of additional costs incurred related to the impact of Winter Storm Uri.

Balance Sheet and Cash Flow Highlights

•	Cash and cash equivalents were $350 million as of June 30, 2021
•	Total outstanding debt was $3,956 million at June 30, 2021
•	For the quarter ended June 30, 2021, capital expenditures related to the Company’s Strategic Investment Program (“SIP”) totaled $23 million
•	The Company repaid the remaining $59 million of aggregate principal of its 5.125% notes on February 16, 2021
•

The Company paid dividends to shareholders of $0.20 per share during the six months ended June 30, 2021. The Company’s board of directors approved its third quarter dividend on August 3, 2021 for $0.10 per share of common stock, payable on September 15, 2021 to shareholders of record as of September 1, 2021

Outlook

The second quarter represented a transitory quarter as we saw continued volume recovery, but profitability was negatively impacted by the significant increase in material costs, net of higher costs passed through to customers, along with some remaining costs related to Winter Storm Uri. The Company is maintaining guidance provided in the Q1 conference call for the full year of 2021 and expects the second half of 2021 to continue to see sequential and year over year volume recovery along with stronger pricing as our pass through contracts help us recover margins and profitability. While we expect profitability to continue to improve, we continue to see sustained pressure from high raw materials costs along with a very difficult labor environment which makes the trajectory of the recovery difficult to predict.

Conference Call and Webcast Presentation

The Company will host a conference call and webcast presentation to discuss these results on August 5, 2021 at 8:30 a.m. U.S. Eastern Time. Investors interested in participating in the live call may dial (877) 210-1510 from the U.S. or (312) 429-0433 internationally and using access code 21996066. Participants may also access the live webcast and supplemental presentation on the Pactiv Evergreen Investor Relations website at https://investors.pactivevergreen.com under “Events.”

About Pactiv Evergreen Inc. Pactiv Evergreen Inc. (NASDAQ: PTVE) is one of the largest manufacturers of fresh food and beverage packaging in North America. With a team of nearly 15,000 employees, the Company produces a broad range of on-trend and feature-rich products that protect, package and display food and beverages for today’s consumers. Its products, many of which are made with recycled, recyclable or renewable materials, are sold to a diversified mix of customers, including restaurants, foodservice distributors, retailers, food and beverage producers, packers and processors. Learn more at www.pactivevergreen.com.

Note to Investors Regarding Forward Looking Statements

This press release contains statements reflecting our views about the Company’s future performance that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the Company’s fiscal year 2021 guidance. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about the Company, may include projections of the Company’s future financial performance, its anticipated growth strategies and anticipated trends in its business. These statements are only predictions based on the Company’s current expectations and projections about future events. There are important factors that could cause the Company’s actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. For additional information on these and other factors that could cause the Company’s actual results to materially differ from those set forth herein, refer to those factors discussed under the “Risk Factors” section in PTVE’s Form 10-K for the year ended December 31, 2020, and within other filings with the SEC. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Pactiv Evergreen Inc.

Condensed Consolidated Statements of Income (Loss)

(in millions, except per share amounts)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Net revenues	$1,352	$1,107	$2,516	$2,319
Cost of sales	(1,202)	(933)	(2,258)	(1,971)
Gross profit	150	174	258	348
Selling, general and administrative expenses	(115)	(119)	(241)	(242)
Restructuring, asset impairment and other related charges	(10)	(1)	(8)	(4)
Other income (expense), net	5	(46)	11	31
Operating income from continuing operations	30	8	20	133
Non-operating income, net	25	17	48	33
Interest expense, net	(42)	(86)	(84)	(188)
Income (loss) from continuing operations before tax	13	(61)	(16)	(22)
Income tax (expense) benefit	(5)	43	13	137
Income (loss) from continuing operations	8	(18)	(3)	115
Loss from discontinued operations, net of income taxes	(1)	(21)	(4)	(18)
Net income (loss)	7	(39)	(7)	97
Income attributable to non-controlling interests	—	(1)	(1)	(1)
Net income (loss) attributable to Pactiv Evergreen Inc. common shareholders	$7	$(40)	$(8)	$96

Earnings (loss) per share attributable to Pactiv Evergreen Inc. common shareholders
From continuing operations - basic & diluted	$0.05	$(0.14)	$(0.02)	$0.85
From discontinued operations - basic & diluted	$(0.01)	$(0.16)	$(0.02)	$(0.13)
Total - basic & diluted	$0.04	$(0.30)	$(0.04)	$0.72

Weighted-average shared outstanding - basic	177.4	134.4	177.3	134.4
Weighted-average shared outstanding - diluted	177.7	134.4	177.3	134.4

Pactiv Evergreen Inc.

Condensed Consolidated Balance Sheets

(in millions)

(unaudited)

	As of June 30, 2021	As of December 31, 2020
Assets
Cash and cash equivalents	$350	$458
Accounts receivable, net	456	375
Related party receivables	53	55
Inventories	812	784
Other current assets	123	175
Assets held for sale	—	26
Total current assets	1,794	1,873
Property, plant and equipment, net	1,710	1,685
Operating lease right-of-use assets, net	268	260
Goodwill	1,760	1,760
Intangible assets, net	1,066	1,092
Deferred income taxes	10	7
Other noncurrent assets	173	166
Total assets	$6,781	$6,843
Liabilities
Accounts payable	$396	$313
Related party payables	8	10
Current portion of long-term debt	17	15
Current portion of operating lease liabilities	57	57
Income taxes payable	10	10
Accrued and other current liabilities	335	322
Liabilities held for sale	—	12
Total current liabilities	823	739
Long-term debt	3,918	3,965
Long-term operating lease liabilities	226	217
Deferred income taxes	168	193
Long-term employee benefit obligations	472	519
Other noncurrent liabilities	149	136
Total liabilities	$5,756	$5,769
Total equity attributable to Pactiv Evergreen Inc. common shareholders	1,021	1,071
Non-controlling interests	4	3
Total equity	$1,025	$1,074
Total liabilities and equity	$6,781	$6,843

Pactiv Evergreen Inc.

Condensed Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	For the Six Months Ended June 30,
	2021	2020
Cash provided by operating activities
Net (loss) income	$(7)	$97
Adjustments to reconcile net (loss) income to operating cash flows:
Depreciation and amortization	150	267
Deferred income taxes	(30)	5
Unrealized loss (gain) on derivatives	4	(1)
Other asset impairment charges	—	1
Gain on disposal of businesses and other assets	—	(13)
Non-cash portion of employee benefit obligations	(45)	(30)
Non-cash portion of operating lease expense	39	53
Amortization of OID and DIC	3	11
Loss on extinguishment of debt	1	5
Other non-cash items, net	9	(2)
Change in assets and liabilities:
Accounts receivable, net	(84)	4
Inventories	(28)	(47)
Other current assets	(1)	13
Accounts payable	85	—
Operating lease payments	(39)	(50)
Income taxes payable/receivable	48	(74)
Accrued and other current liabilities	14	(124)
Employee benefit obligation contributions	(2)	(4)
Other assets and liabilities	5	56
Net cash provided by operating activities	122	167
Cash used in investing activities
Acquisition of property, plant and equipment and intangible assets	(131)	(217)
Disposal of businesses, net of cash disposed	(6)	9
Net cash used in investing activities	(137)	(208)
Cash (used in) provided by financing activities
Long-term debt proceeds	—	3,640
Long-term debt repayments	(65)	(3,215)
Deferred financing transaction costs on long-term debt	—	(24)
Premium on redemption of long-term debt	(1)	—
Dividends paid to common shareholders	(35)	—
Cash held by Reynolds Consumer Products at the time of distribution	—	(31)
Other financing activities	(1)	(2)
Net cash (used in) provided by financing activities	(102)	368
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1)	(7)
(Decrease) increase in cash, cash equivalents and restricted cash	(118)	320
Cash, cash equivalents and restricted cash as of beginning of the period[1]	468	1,294
Cash, cash equivalents and restricted cash as of end of the period[1]	$350	$1,614

1– includes $10 million, and $139 million and of cash and cash equivalents and restricted cash classified as current assets held for sale or distribution as of December 31, 2020, and December 31, 2019, respectively.

Pactiv Evergreen Inc.

Reconciliation of Reportable Segment Net Revenues to Total Net Revenues

(in millions)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Reportable segment net revenues
Foodservice	$571	$405	$1,025	$878
Food merchandising	388	348	730	692
Beverage merchandising	387	348	744	745
Other	24	25	53	57
Inter-segment revenues	(18)	(19)	(36)	(53)
Total net revenues	$1,352	$1,107	$2,516	$2,319

Pactiv Evergreen Inc.

Reconciliation of Reportable Segment Adjusted EBITDA from Continuing Operations to Total Adjusted EBITDA from Continuing Operations1

(in millions)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Reportable segment Adjusted EBITDA from continuing operations
Foodservice	$62	$33	$123	$89
Food merchandising	59	61	114	114
Beverage merchandising	15	38	(17)	87
Other	2	2	3	4
Unallocated	(8)	(7)	(16)	(22)
Total Adjusted EBITDA from continuing operations (Non-GAAP)	$130	$127	$207	$272

Use of Non-GAAP Financial Measures

The Company uses the non-GAAP financial measure “Adjusted EBITDA” in evaluating its past results and future prospects. The Company defines Adjusted EBITDA as net income (loss) from continuing operations calculated in accordance with GAAP plus the sum of income tax expense (benefit), net interest expense, depreciation and amortization and further adjusted to exclude certain items of a significant or unusual nature, including but not limited to foreign exchange gains or losses on cash, goodwill impairment charges, related party management fees, unrealized gains or losses on derivatives, gains or losses on the sale of businesses and non-current assets, restructuring, asset impairment and other related charges, operational process engineering-related consultancy costs, non-cash pension income or expense, strategic review and transaction-related costs and executive transition charges.

The Company presents Adjusted EBITDA because it is a key measure used by its management team to evaluate its operating performance, generate future operating plans and make strategic decisions. In addition, the Company’s chief operating decision maker uses Adjusted EBITDA of each reportable segment to evaluate the operating performance of such segments. Accordingly, the Company believes presenting this metric provides useful information to investors and others in understanding and evaluating its operating results in the same manner as the management team and board of directors.

Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, the Company’s non-GAAP financial measure may not be the same as or comparable to similar non-GAAP financial measures presented by other companies.

Please see the reconciliation of the Company’s Non-GAAP measure used in this release to the most directly comparable GAAP measure, beginning on the following page.

Pactiv Evergreen Inc.

Reconciliation of Net Income (Loss) from Continuing Operations to Adjusted EBITDA from Continuing Operations

(in millions)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Net income (loss) from continuing operations (GAAP)	$8	$(18)	$(3)	$115
Income tax expense (benefit)	5	(43)	(13)	(137)
Interest expense, net	42	86	84	188
Depreciation and amortization	77	72	150	140
Restructuring, asset impairment and other related charges(1)	10	1	8	4
Non-cash pension income(2)	(25)	(19)	(48)	(37)
Operational process engineering-related consultancy costs(3)	7	1	10	9
Related party management fee(4)	—	—	—	5
Strategic review and transaction-related costs(5)	—	9	—	15
Foreign exchange losses (gains) on cash(6)	1	56	1	(28)
Unrealized losses (gains) on derivatives(7)	3	(19)	4	(2)
Executive transition charges(8)	—	—	10	—
Other	2	1	4	—
Adjusted EBITDA from continuing operations (Non-GAAP)	$130	$127	$207	$272
(1)	Reflects asset impairment, restructuring and other related charges (net of reversals) primarily associated with the pending closure of Beverage Merchandising’s coated groundwood operations.
(2)	Reflects the non-cash pension income related to the Company’s employee benefit plans.
(3)	Reflects the costs incurred to evaluate and improve the efficiencies of the Company’s manufacturing and distribution operations.
(4)	Reflects the related party management fee charged by the Rank Group Limited to us. Following the Company’s IPO, we are no longer charged the related party management fee.
(5)	Reflects costs incurred for strategic reviews of the Company’s businesses, as well as costs related to the Company’s IPO that could not be offset against the proceeds of the IPO.
(6)	Reflects foreign exchange loss (gain) on cash, primarily on U.S. dollar amounts held in non-U.S. dollar functional currency entities.
(7)	Reflects the mark-to-market movements in the Company’s commodity derivatives.
(8)	Reflects charges relating to key executive retirement and separation agreements in the first half of 2021.